UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2013

OMNICELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33043	94-3166458
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

590 E. Middlefield Road

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 251-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

The disclosure set forth under Item 2.03 is incorporated by reference here.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 25, 2013, Omnicell, Inc. (“Omnicell”) entered into a $75,000,000 revolving credit facility pursuant to a Credit Agreement, by and among Omnicell, Wells Fargo Bank, National Association, as administrative agent, and the lenders from time to time party thereto (the “Credit Agreement”).  Loans under the Credit Agreement will mature on September 25, 2018.  The Credit Agreement permits the Borrower to request one or more increases in the aggregate commitment of all lenders to make revolving credit loans under the Credit Agreement provided such increases do not exceed $25,000,000 in the aggregate.  In addition, the Credit Agreement includes a letter of credit sub-limit of up to $10,000,000.  Amounts drawn down under the Credit Agreement bear interest, at Omnicell’s option, at a eurodollar rate plus a margin of 1.75% per annum, or an alternate base rate equal to the highest of (a) the prime rate, (b) the federal funds rate plus 0.50%, and (c) LIBOR for an interest period of one month plus 1.75%.  Undrawn amounts under the Credit Agreement bear interest at 0.25% per annum, based on the average daily amount of unused commitments.  A letter of credit participation fee of 1.75% per annum will accrue on the average daily amount of letter of credit exposure.

Omnicell is permitted to make voluntary prepayments at any time without payment of a premium, except for any amounts relating to the LIBOR breakage indemnity described in the Credit Agreement.  Omnicell is required to make mandatory prepayments if at any time the aggregate outstanding principal amount of loans together with the total amount of outstanding letters of credit exceed the aggregate commitments, such mandatory prepayment to be equal to the amount of such excess.

The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to Omnicell and its subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, dividends and other distributions. The Credit Agreement contains operating and financial covenants that require Omnicell and its subsidiaries to, among other things, maintain a maximum leverage ratio and a minimum fixed charge coverage ratio.

Events of default under the Credit Agreement include: (a) the failure by Omnicell or any credit party to timely make payments due under the Credit Agreement or the other loan documents; (b) misrepresentations or misstatements in any representation or warranty subject to materiality or material adverse effect qualifications by any credit party or subsidiary thereof when made; (c) the failure by any credit party to comply with the covenants under the Credit Agreement and other related agreements; (d) certain defaults under a specified amount of other indebtedness of Omnicell or its subsidiaries; (e) insolvency or bankruptcy-related events with respect to Omnicell or any of its subsidiaries; (f) certain judgments against Omnicell or any of its subsidiaries; (g) certain ERISA-related events; (h) the failure by the loan documents to create a valid and perfected security interest in any material portion of the collateral purported to be covered thereby; (i) any material provision of any loan document ceasing to be valid, binding and enforceable; (j) payment defaults and certain performance defaults under material contracts of Omnicell and its subsidiaries; and (k) the occurrence of a change in control. If one or more events of default occurs and continues, the administrative agent may, with the consent of the lenders holding a majority of the loans and commitments under the facilities, or will, at the request of such lenders, terminate the commitments of the lenders to make further loans and declare all of the obligations of the credit parties under the Credit Agreement to be immediately due and payable.

Omnicell’s obligations under the Credit Agreement are guaranteed by certain of its domestic subsidiaries and secured by substantially all of its and the subsidiary guarantors’ assets. In connection with entering into the Credit Agreement, and as a condition precedent to borrowing loans thereunder, Omnicell and certain of Omnicell’s other direct and indirect subsidiaries have entered into certain ancillary agreements, including, but not limited to, a collateral agreement and subsidiary guaranty agreement.

The foregoing description of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1                                                                        Credit Agreement, dated as of September 25, 2013, among Omnicell, Inc., the Lenders party thereto, and Wells Fargo Bank, National Association.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OMNICELL, INC.

Dated: September 26, 2013	By:	/s/ Dan S. Johnston
Dan S. Johnston
Executive Vice President and
General Counsel

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

10.1	Credit Agreement, dated as of September 25, 2013, among Omnicell, Inc., the Lenders party thereto, and Wells Fargo Bank, National Association.